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                                                                   EXHIBIT 10.45


                        EMPLOYMENT SEPARATION AGREEMENT,
                               WAIVER AND RELEASE


         THIS EMPLOYMENT SEPARATION AGREEMENT, WAIVER AND RELEASE (hereinafter "this Agreement") is made and entered into between SYKES ENTERPRISES, INCORPORATED, and its subsidiaries, affiliates, directors, officers, employees, representatives and agents (collectively referred to herein as the "Employer"), and MITCHELL NELSON, and his heirs, assigns, executors and administrators (collectively referred to herein as "Employee") on the date set forth below.

         WHEREAS the parties desire to amicably end their employment relationship on November 5, 2001, and fully and finally settle all existing or potential claims and disputes between them, whether known or unknown as of this date, the parties agree as follows:

         1. OBLIGATIONS OF THE EMPLOYER. In consideration of Employee's agreement to the terms herein, the Employer shall provide to Employee the following which the Employer is not otherwise legally obligated to provide:

                  a. For the period beginning on the date hereof through July 30, 2003 (the "Post-Employment Period"), Employer will pay to Employee an amount equal to $1519.23 per week as the Liquidated Damages described in Section 6 (e) of the Employment Agreement. Such Liquidated Damages amount shall be paid in bi-weekly payments of $3038.46, subject to applicable tax withholding as W-2 income and reported in accordance therewith. Such payments shall be made on regular paydays in accordance with Employer's regular payroll practices.

                  b. For the period beginning on the date hereof through the 5th day of November, 2002 (the "Non-Compete Period"), Employer will pay to Employee an amount equal to the Non-Compete Payments of $1519.23 per week as set forth on Exhibit A to the Employment Agreement. Such Non-Compete Payments shall be paid for the duration of the Non-Compete Period in bi-weekly payments of $3038.46, subject to applicable tax withholding as W-2 income and reported in accordance therewith. Such payments shall be made on regular paydays in accordance with Employer's regular payroll practices.

                  c. Employer shall pay to Employee, in a lump sum, $9746.62, less applicable tax withholdings, representing the dollar value of all of Employee's accrued but unused vacation as of the date hereof. Such lump sum will be paid to Employee by the end of the first working day following receipt, by Employer, of this signed Agreement.

                  d. In accordance with the provisions of the Consolidated Omnibus Reconciliation Act of 1986 ("COBRA"), Employer is required to advise Employee that upon separation of service, Employee may elect to continue, for a period of up to eighteen (18) months, the same health insurance coverage, dental insurance coverage, vision insurance coverage and prescription drug plan that is being provided to Employee by Employer as of the date of this Agreement.
Employee will be
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notified of his rights under COBRA and the cost of such continuation of coverage by letter. Employee must affirmatively elect such coverage in order to take advantage of this right. In the event Employee timely makes such election, beginning on the first day following separation and continuing for the first six
(6) months of the Post-Employment Period, Employer shall cover the cost to Employee to obtain such COBRA benefits. Upon expiration of the first six (6) months of the Post-Employment Period, Employee will be solely responsible for payment of the costs for this coverage, plus a 2% administrative fee as provided by law, to maintain the COBRA benefits, absent which such benefits will terminate. Notwithstanding the foregoing, in the event that Employee obtains full-time employment prior to the expiration of the first six (6) months of the Post- Employment Period, then Employer's obligation to provide the benefits shall terminate upon the first day on which Employee would be eligible to receive benefits from his new employer.

         2. OBLIGATIONS OF EMPLOYEE. In consideration of the foregoing separation arrangements provided by the Employer, Employee agrees as follows:

                  a. Employee agrees to release and forever discharge by this Agreement the Employer from all liabilities, causes of actions, charges, complaints, suits, claims, obligations, costs, losses, damages, injuries, rights, judgments, attorneys' fees, expenses, bonds, bills, penalties, fines, and all other legal responsibilities of any form whatsoever whether known or unknown, whether suspected or unsuspected, whether fixed or contingent, whether in law or in equity, including but not limited to those arising from any acts or omissions occurring prior to the effective date of this Agreement, including those arising by reason of any and all matters from the beginning of time to the present, arising out of his past employment with, compensation during, and separation from Employer. Employee specifically releases claims under all applicable state and federal laws, including but not limited to, Title VII of the Civil Rights Act of 1964 as amended, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Family Medical Leave Act, the Employee Retirement Income Security Act, the Consolidated Omnibus Reconciliation Act of 1986, the Americans with Disabilities Act, the Florida Civil Rights Act of 1992, the Workers' Compensation Act, the Equal Pay Act, the Age Discrimination in Employment Act of 1967 (Title 29, United States Code, Section 621, et seq.) ("ADEA"), as well as all common law claims, whether arising in tort or contract.

                  b. Employee shall not disclose, either directly or indirectly, any information whatsoever regarding any of the terms or the existence of this Agreement or of any other claim Employee may have against the Employer, to any person or organization, including but not limited to members of the press and media, present and former employees of the Employer, companies who do business with the Employer, or other members of the public. The only exceptions to Employee's promise of confidentiality herein is that Employee may reveal such terms of this Agreement as are necessary to comply with a request made by the Internal Revenue Service, as otherwise compelled by a court or agency of competent jurisdiction, as allowed and/or required by law, or as necessary to comply with requests from Employee's accountants or attorneys for legitimate business purposes.

                  c. Employee shall refrain from making any written or oral statement or taking any action, directly or indirectly, which Employee knows or reasonably should know to be disparaging or negative concerning the Employer except as allowed or required by law. Employee also shall refrain from suggesting to anyone that any written or oral statements be made which Employee knows or reasonably should know to be disparaging or negative concerning the Employer, or from urging or
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influencing any person to make any such statement. This provision shall include, but not be limited to, the requirement that Employee refrain from expressing any disparaging or negative opinions concerning the Employer, Employee's separation from the Employer, any of the Employer's officers, directors, or employees, or any other matters relative to the Employer's reputation as an employer. Employee's promises in this subsection, however, shall not apply to any judicial or administrative proceeding in which Employee is a party or has been subpoenaed to testify under oath by a government agency or by any third party.

                  d. Beginning on the date of this Agreement and continuing at all times hereafter, Employee and Employer shall, without any additional compensation except as provided herein, provide each other with full cooperation and reasonable assistance in connection with Employer's defense of
(i) any litigation against Employer, its officers, its subsidiaries, or its affiliates pending as of the date hereof or (ii) any other litigation against Employer, its officers, its subsidiaries, or its affiliates arising out of or relating to any circumstance, fact, event, or omission alleged to occur while Employee was employed by Employer. Employee shall at all times promptly be reimbursed by Employer for any and all out-of-pocket expenses, including travel expenses, that may be incurred by Employee in providing such cooperation and assistance, and to the extent that Employee provides any such assistance or cooperation after the Post-Employment Period, the Employee also shall be compensated for his time in providing such cooperation and assistance at a rate equivalent to a per diem based upon his base salary as in effect under the Employment Agreement as of the date hereof. Such cooperation and assistance shall include, but not be limited to, access for research, being available for consultation, for deposition and trial testimony, and for availability and execution of discovery-related documents such as interrogatories, affidavits, requests for production, requests for admissions, and responses to each, as deemed necessary. Employee and Employer further agree to provide their good will and good faith in providing honest and forthright cooperation in all other aspects of their defense of any such litigation.

         3. TERMINATION AND RECOVERY OF BENEFITS. The Employer is entitled to recover the payments paid to Employee under paragraph l of this Agreement if the Employer reasonably relied upon any misrepresentation of Employee in agreeing to undertake those obligations.

         4. NON-ADMISSION. Neither this Agreement, nor anything contained herein, is to be construed as an admission by the Employer or Employee or as evidence of any liability, wrongdoing or unlawful conduct whatsoever.

         5. SEVERABILITY. If any provision of this Agreement is invalidated by a court of competent jurisdiction, then all of the remaining provisions of this Agreement shall continue unabated and in full force and effect.

         6. ENTIRE AGREEMENT. This Agreement contains the entire understanding and agreement between the parties and shall not be modified or suspended except upon express written consent of the parties to this Agreement. Employee represents and acknowledges that in executing this Agreement Employee does not rely and has not relied upon any representation or statement made by


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the Employer or its agents, representatives or attorneys which is not set forth in this Agreement.

         7. SUPERSEDES PAST AGREEMENTS. Except as expressly provided herein, this Agreement supersedes and renders null and void any previous employment agreements or contracts, whether written or oral, between Employee and the Employer; however, the non-compete agreement, the confidentiality agreement, and the Ownership of Executive Developments provisions contained in Sections 4, 5 and 7 of the Employment Agreement with the Employer will remain in full force and effect.

         8. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida.

         9. ATTORNEY'S FEES. In any action brought to enforce this Agreement, the party in whose favor a judgment or decree has been rendered shall be entitled to recover costs and attorney's fees expended in any action to enforce the terms of this Agreement (including seeking injunctive relief or recision), or to defend a claim, lawsuit or other type of action which has been waived herein from the non-prevailing party.

         10. VOLUNTARY AND KNOWING. Employee enters into this Agreement knowingly and voluntarily and acknowledges that he has read and understands the language of this Agreement. Employee further acknowledges that he was given an opportunity to consider this Agreement and advised to consult an attorney.

         IN WITNESS WHEREOF, and intending to be legally bound, the Employer, by its authorized representative, and Employee, execute this Employment Separation Agreement, Waiver and Release, by signing below voluntarily and with full knowledge of the significance of all its provisions.

         PLEASE READ CAREFULLY. THIS EMPLOYMENT SEPARATION AGREEMENT, WAIVER AND RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed at 100 N. Tampa Street, Ste. 3900, Tampa, FL 33602 this 9th day of November 2001.



/S/ Jenna R. Nelson                     /S/ Mitchell Nelson
------------------------------------    ---------------------------------------
Witness as to Employee                  Mitchell Nelson

Executed at 100 N. Tampa Street, Ste. 3900, Tampa, FL 33602 this 9th day of November 2001.

                                        SYKES ENTERPRISES, INCORPORATED



/S/ Melissa Wright                      /S/ Jenna R. Nelson
------------------------------------    ---------------------------------------
Witness as to Employer                  Jenna R. Nelson


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